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                                                                   EXHIBIT 10.01

                 AMENDMENT TO 1997 STOCK OPTION PLAN, AS AMENDED


On March 16, 2000, the Board of Directors of the Company approved amending the above-referenced plan to increase the number of shares of common stock, par value $.10 per share, of the Company available for grant as stock options by 1,000,000 shares. All other terms of the plan remained unchanged.